Exhibit 3.1

THORNBURG MORTGAGE, INC.

ARTICLES OF AMENDMENT

Thornburg Mortgage, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Paragraph (A) of Article FIFTH of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:

FIFTH: (A) The total number of shares of stock of all classes which the Corporation has the authority to issue is four billion (4,000,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value to forty million dollars ($40,000,000). Of these shares, six million, five hundred twenty five thousand (6,525,000) shares have been designated as 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, four million (4,000,000) shares have been designated as Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, three million one hundred sixty-two thousand, five hundred (3,162,500) shares have been designated as 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, and thirty million, three hundred twenty six thousand, seven hundred fifteen (30,326,715) shares have been designated as 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share. All of the remaining shares are initially classified as ‘Common Stock.’ The Board of Directors may classify and reclassify any unissued shares of Common Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of such shares of stock.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 500,000,000 shares of stock, consisting of 6,525,000 shares of 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, 4,000,000 shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, 3,162,500 shares of 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, 30,326,715 shares of 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, and 455,985,785 shares of common stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $5,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 6,525,000 shares of 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, 4,000,000 shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, 3,162,500 shares of 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, 30,326,715 shares of 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, and 3,955,985,785 shares of common stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $40,000,000.

FOURTH. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares of stock have not been changed by these Articles of Amendment.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment.

SIXTH: The amendment of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SEVENTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned President and attested by its Secretary this 12th day of June, 2008.

ATTEST:		THORNBURG MORTGAGE, INC.

/s/ Stephen E. Newton		By:	/s/ Larry A. Goldstone
Name:	Stephen E. Newton	Name:	Larry A. Goldstone
Title:	Secretary	Title:	Chief Executive Officer and President